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                            CORNING INCORPORATED AND SUBSIDIARY COMPANIES                 Exhibit #12
    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                    DIVIDENDS
                      (Dollars in millions, except ratios)



                                       Six Months Ended                  Fiscal Year Ended
                                      ------------------  ------------------------------------------
                                      June 30, June 30,   Dec. 31, Dec. 31, Dec. 31, Jan. 1, Jan. 2,
                                        1998     1997       1997     1996     1995     1995    1994
                                      -------  --------   -------- -------- -------- ------- -------
Income before taxes on income          $118.7   $332.8     $629.2   $455.9   $389.4  $286.3   $ 93.7
Adjustments:
  Share of earnings (losses) before
    taxes of 50% owned companies         82.6     51.5      111.5    130.3     95.2    89.0   (137.0)
  Gain (loss) before taxes of greater
    than 50% owned unconsolidated
    subsidiary                                                         0.7     (3.1)   (4.0)    (3.1)
  Distributed income of less than
    50% owned companies and share of
    loss if debt is guaranteed           (0.3)                                          2.1      4.5
  Amortization of capitalized interest    7.1      7.1       16.6     11.8      9.6    13.3     13.0
  Fixed charges net of capitalized
    interest                             53.8     75.4      141.9    105.9     82.6   128.8     91.4
                                       ------   ------     ------   ------   ------  ------   ------

Earnings before taxes and fixed
  charges as adjusted                  $261.9   $466.8     $899.2   $704.6   $573.7  $515.5   $ 62.5
                                       ======   ======     ======   ======   ======  ======   ======

Fixed charges:
  Interest incurred                    $ 52.4   $ 49.5     $ 96.7   $ 73.6   $ 65.4   $64.9   $ 51.1
  Share of interest incurred of 50%
    owned companies and interest on
    guaranteed debt of less than 50%
    owned companies                       8.4     26.3       51.0     38.7     10.2    60.8     40.9
  Interest incurred by greater than
    50% owned unconsolidated subsidiary                                         0.7     0.8      0.8
  Portion of rent expense which
    represents interest factor            9.6      6.7       15.9     12.1     13.3    10.8      7.3
  Share of portion of rent expense
    which represents interest factor
    for 50% owned companies               2.9      1.8        3.8      1.4      2.7     9.4      9.1
  Portion of rent expense which
    represents interest factor for
    greater than 50% owned
    unconsolidated subsidiary                                                           0.1      0.1
  Amortization of debt costs              1.5      1.4        1.6      2.2     (0.1)    0.6      0.4
                                       ------   ------    -------   ------   ------  ------   ------

Total fixed charges                      74.8     85.7      169.0    128.0     92.2   147.4    109.7
Capitalized interest                    (21.0)   (10.3)     (27.1)   (22.1)    (9.6)  (18.6)   (18.3)
                                       ------   ------    -------   ------   ------  ------   ------

Total fixed charges net of
  capitalized interest                 $ 53.8   $ 75.4     $141.9   $105.9   $ 82.6  $128.8   $ 91.4
                                       ======   ======     ======   ======   ======  ======   ======

Preferred dividends:
  Preferred dividend requirements      $  7.7   $  7.7     $ 15.3   $ 15.7   $ 15.7  $  8.2   $  2.1
  Ratio of pre-tax income to income
    before minority interest and
    equity earnings                       1.4      1.5        1.5      1.5      1.4     1.4      1.0
                                       ------   ------     ------   ------   ------  ------   ------
  Pre-tax preferred dividend
    requirement                          10.8     11.6       23.0     23.6     22.0    11.5      2.1

Total fixed charges                      74.8     85.7      169.0    128.0     92.2   147.4    109.7
                                       ------   ------     ------   ------   ------  ------   ------

Fixed charges and pre-tax preferred
  dividend requirement                 $ 85.6   $ 97.3     $192.0   $151.6   $114.2  $158.9   $111.8
                                       ======   ======     ======   ======   ======  ======   ======

Ratio of earnings to combined fixed
  charges and preferred dividends         3.1x     4.8x       4.7x     4.7x     5.0x    3.2x       -
                                       ======   ======     ======   ======   ======  ======   ======
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Earnings did not cover combined fixed charges and preferred dividends by $49.4 in the fiscal year ended January 2, 1994.